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                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT

Mercury QA Strategy Series, Inc.:

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-88849 of our report dated March 1, 2000 to the Board of Directors and Shareholder of Mercury QA Strategy Growth and Income Fund, Mercury QA Strategy Long-Term Growth Fund, and Mercury QA Strategy All-Equity Fund of Mercury QA Strategy Series, Inc., and to the reference to us under the caption "Independent Auditors" both of which appear in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
March 1, 2000